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Exhibit 99.1

Overview

FS Energy and Power Fund, or FSEP or the Company, is a closed-end management investment company organized as a Delaware statutory trust. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, the Company has elected to be treated, and intends to qualify annually, as a regulated investment company, or a RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code, for U.S. federal income tax purposes.

As of March 31, 2018, the Company is the 6th largest BDC1, as measured by fair market value of the portfolio, with a primary focus on investing in privately-held U.S. companies in the energy and power, or Energy, industry. The Company was launched in 2010 and closed to new investors in 2016. Although the Company publicly files reports with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Company has not elected to list its shares for trading in the public markets.

The Company's total investment portfolio had a fair market value of $3.45 billion as of June 30, 2018. The portfolio as of such date was composed of:

DISTRIBUTION BY SECTOR OF PORTFOLIO COMPANY[2]	DISTRIBUTION BY INVESTMENT SECURITY

On April 9, 2018, affiliates of Franklin Square Holdings, L.P., or FS, and EIG Global Energy Partners, or EIG, entered into a strategic partnership, forming FS/EIG Advisor, LLC, or FS/EIG Advisor, to provide the Company with investment advisory and administrative services. FS/EIG Advisor, which is jointly owned by FS and EIG, enables the two firms to bring together their complementary expertise to manage the Company and its portfolio.

Franklin Square Holdings, L.P.

FS is a leading provider and manager of alternative investment solutions with approximately $24 billion in assets under management as of June 30, 2018. FS offers approximately 300,000

1  Peer set includes all publicly traded and non-traded BDCs with gross assets of at least $1.5 billion as of March 31, 2018. Financial data for comparables is as of March 31, 2018, except for FSEP, which is as of June 30, 2018.

2  Percentages add up to more than 100% due to rounding.

investors access to alternative investment strategies designed to meet investment objectives spanning income, total return or growth to absolute return across various sectors, including U.S. private credit, commercial real estate debt, debt and equity of energy-related companies, and broader credit strategies. FS combines thoughtfully-designed portfolio management with a differentiated distribution network for capital raising and strong risk and liability management. FS is focused on setting the industry standards for investor protection, education and transparency. FS has 10 years of experience investing in private middle market credit and extensive BDC management experience as the largest manager of BDC assets.

EIG Global Energy Partners

EIG is a leading global investor in the Energy industry, managing $18.9 billion in energy and infrastructure assets as of March 31, 2018 (not including FSEP's $3.45 billion total assets under management as of June 30, 2018). EIG provides industry-leading expertise based on its 36-year investment and management history, during which it has honed its asset focused investment strategy through multiple commodity cycles. The EIG platform is supported by more than 60 investment professionals and 15 technical professionals. We believe that EIG's extensive sourcing capability expands the investment opportunities available to us, potentially enhancing the diversification of our existing portfolio.

EIG has a strong track record of consistent performance throughout its history, using its expertise and the scale of its platform to identify attractive investment opportunities across the Energy value chain and manage risk through commodity cycles. EIG's experience informs its ability to source and evaluate investments in the Energy industry and to negotiate key investment terms, including hedging requirements, cash flow and asset coverage covenants, limited restricted payments and other structural protections, in a manner focused on delivering higher risk adjusted returns. Over the past 36 years, EIG has generated a fully realized net internal rate of return, or IRR, of 12.0%3 across all realized funds. The table below shows comparisons of returns from EIG's recent mezzanine debt and structured equity funds and secured direct lending funds against select public market equivalents. The funds reflected in the table were selected because they are EIG's most recent fully or near-fully invested funds that invest in similar asset classes as the Company. However, the performance of these funds is not indicative of the returns that the Company might have achieved had it been managed by EIG because, among other factors, none of those funds is subject to regulation as a BDC under the 1940 Act. Further, the returns reflected in the table are not indicative of the future performance of the Company or funds and investment vehicles managed or advised by EIG, and there is no assurance that FS/EIG Advisor or EIG will replicate the historical performance shown below with the Company or other funds and investment vehicles managed or advised by FS/EIG Advisor or EIG, respectively. See "Risk factors—Risks related to our business and structure."

3  This IRR calculation is an average of the net IRR of each fully realized EIG fund with each fund weighted by its committed capital. This does not represent the aggregate net IRR that an investor would have experienced by making an investment in each of these funds. See note ii at the end of this Overview for additional explanation of the calculation of net IRR. Past performance is neither a guarantee nor a prediction of future performance.

 EIG's Recent Historical Track Record
Modified Public Market Equivalent ("mPME") Analysis of Select Metricsi

See endnotes beginning on page 8.

Investment objectives and process

Our investment objective is to generate current income and long-term capital appreciation. Our investment policy is to invest, under normal circumstances, at least 80% of our total assets in securities, including equity and debt investments, of Energy companies. All investment decisions require the approval of FS/EIG Advisor's investment committee, which is comprised of an equal number of the members of the most senior leadership of each of FS and EIG.

Since commencing its role as investment adviser to the Company on April 9, 2018, FS/EIG Advisor has sought to expand the investment opportunities available to the Company and enhance the Company's portfolio diversification by leveraging EIG's energy and credit origination platform. A key development allowing the expansion of the investment opportunities available to the Company through its relationship with EIG was the receipt of an April 10, 2018 exemptive order from the SEC, which permits the Company to co-invest in privately negotiated investment transactions with private funds managed by EIG or its affiliates. We believe this ability to co-invest with other funds managed by EIG enables us to allocate a higher percentage of the Company's portfolio to secured, directly negotiated investments that span the upstream, midstream, power/renewables, and infrastructure sectors.

 EIG'S INVESTMENT PLATFORM

(as of March 31, 2018)

EIG maintains a strong pipeline of investments made up of over $1.5 billion of near-term investment opportunities for FSEP and other funds managed by EIG and its affiliates as of June 30, 2018, which we believe will continue to support the ability of the Company to allocate its capital to directly originated investments in the Energy industry.

We generally use the term "Energy" to refer to companies that engage in the exploration, development, production, gathering, transportation, processing, storage, refining, distribution, mining, generation or marketing of natural gas, natural gas liquids, crude oil, refined products, coal or power, including those companies that provide equipment or services to companies engaged in any of the foregoing. Our primary areas of focus are the upstream, midstream, power/renewables and infrastructure sectors within the Energy industry.

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Upstream:  Businesses involved in reserve-based development, production payments, forward oil sales and resource plays.

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Midstream:  Businesses engaged with pipelines, gathering systems, processing facilities and gas storage.

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Power/Renewables:  Businesses focused on liquefied natural gas (LNG) regasification terminals, gas sales, gas-fired power and electricity transmission and distribution, as well as businesses involved in the production of alternative or renewable energy.

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Infrastructure/Other:  Businesses that own long-life assets that provide transportation for freight and bulk commodities (including for other energy-related businesses), businesses that refine, market and distribute refined energy resources, as well as other investment categories consistent with our investment objectives.

We generally expect to increase our exposure to the midstream, power/renewables and infrastructure sectors.

The following charts illustrate our current and target portfolio allocations among our primary areas of focus:

Sector of investment	Current portfolio allocation as of 6/30/18	Target portfolio allocation

Upstream	64%	40%
Midstream	15%	25%
Power	8%	25%
Infrastructure/Other	—	10%
Services and Equipment	14%	—

Asset Type	Current portfolio allocation as of 6/30/18	Target portfolio allocation

First Lien	26%	40%
Second Lien	17%	14%
Senior Secured Bonds	15%	12%
Subordinated Debt	21%	16%
Preferred Equity	11%	13%
Common Equity/Other	10%	5%

Our investment strategy targets companies that we believe have, or are connected to, a strong infrastructure and/or an underlying asset base so as to enhance our collateral coverage and downside protection for our investments.

We focus primarily on the attributes set forth below when identifying prospective portfolio companies, which we believe helps us generate higher risk-adjusted returns:

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Deeply-rooted asset value:  We seek to invest in companies that have significant asset value rather than speculative investments that rely solely on rising energy commodity prices, exploratory drilling success or factors beyond the control of a portfolio company. We focus on companies that have strong potential for enhancing asset value through factors within their control, such as operating cost reductions and revenue increases driven by improved operations of previously under-performing or under-exploited assets. We expect such investments to have significant collateral coverage and downside protection irrespective of the broader economy.

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Defensible market positions:  We seek to invest in companies that have developed strong positions within their sector and exhibit the potential to maintain sufficient cash flows and profitability to service our investments in a range of economic environments. We seek companies that can protect their competitive advantages through scale, scope, customer loyalty, product pricing or product quality versus their competitors, thereby minimizing business risk and protecting profitability.

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Proven management teams:  We focus on companies that have experienced management teams with an established track record of success. We typically require our portfolio companies to have proper incentives in place, which may include non-cash and performance-based compensation, to align management's goals with ours.

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Commodity price management:  We seek to invest in companies that appropriately manage their commodity price exposure through the use of hedging arrangements and other contracts and instruments that seek to minimize the company's exposure to significant commodity price volatility.

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On average across our total investment portfolio, as a percentage of fair market value, we estimate that the upstream companies we invest in have hedged their projected oil production 82% in 2018, 60% in 2019 and 23% in 2020 and hedged their projected gas production 60% in 2018, 44% in 2019 and 22% in 2020.

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Allocation among various issuers and sectors:  We seek to allocate our portfolio broadly among issuers and certain sectors within the Energy industry, thereby attempting to reduce the risk of a downturn in any one company or sector having a disproportionate adverse impact on the value of our portfolio.

We are primarily focused on the following seven investment themes: (i) basin-on-basin competition in U.S. shale, (ii) globalization of natural gas, (iii) coal retirements and an evolving energy generation mix, (iv) renewables focused on power grid parity, (v) export infrastructure for emerging U.S. producers, (vi) market liberalization opening new markets, and (vii) midstream infrastructure connecting new supplies.

Our portfolio is comprised primarily of income-oriented securities, which generally refers to debt securities and income-oriented preferred and common equity interests of privately-held Energy companies in the United States. We intend to weight our portfolio towards senior and subordinated debt. Our debt investments may take the form of corporate or project loans or bonds, may be secured or unsecured and may, in some cases, be accompanied by yield enhancements. These yield enhancements are typically expected to include royalty interests in mineral, oil and gas properties, warrants, options, net profits interests, cash flow participations or other forms of equity participation that can provide additional consideration or "upside" in a transaction.

As of June 30, 2018, our portfolio of $3.45 billion at fair market value consisted of 105 investments in 64 companies. As of June 30, 2018, on average, our portfolio investments had an attachment point (defined as our estimate of capital that is senior to the referenced security, expressed as a percentage of total capitalization) of 15% and a detachment point (defined as our estimate of capital that is senior to and including the referenced security, expressed as a percentage of total capitalization) of 53%.

The estimated average attachment and detachment points presented in the tables below are derived from third party valuations and public filings. Attachment and detachment points attempt to approximate the relative seniority and subordination of a given investment within a broader capital structure. These valuations are based on estimates of enterprise value that may vary significantly from the actual value of such company. In addition, the average attachment and detachment points are derived from our estimates of capital that is senior to the referenced security and capital that is senior to and including the referenced security, which may not account for certain indebtedness that may be effectively senior to the referenced security in certain instances, such as indebtedness of joint ventures which are not consolidated, non-recourse subsidiary indebtedness, mortgages and capital lease obligations, which may not be included in a valuation report. The attachment and detachment points could change materially, even in a short period of time. The estimates of average hedged percentages of exploration and production companies in our portfolio presented in the tables below are derived from third party sources, issuer prepared presentations and public filings and the terms of any individual hedging contract of a specific company may vary significantly from portfolio company to portfolio company.

				Oil (% current production hedged per year)			Gas (% current production hedged per year)
% of Portfolio (Fair Market Value)	Type of Investment	Average Attachment Point	Average Detachment Point	% E&P Hedged in 2018	% E&P Hedged in 2019	% E&P Hedged in 2020	% E&P Hedged in 2018	% E&P Hedged in 2019	% E&P Hedged in 2020

26%	First Lien	0%	51%	42%	17%	8%	19%	15%	11%
17%	Second Lien	19%	49%	90%	72%	15%	41%	26%	18%
15%	Senior Secured Bonds	3%	31%	78%	54%	20%	81%	47%	43%
21%	Subordinated Debt	13%	44%	92%	72%	33%	73%	62%	12%
11%	Preferred Equity	44%	71%	112%	91%	24%	60%	37%	24%
10%	Common Equity/Other	38%	100%	68%	43%	27%	51%	43%	23%

We expect to source investments primarily through two distinct distribution channels: (i) direct originations and (ii) broadly syndicated loan and bond transactions.

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Direct Originations:  Through FS/EIG Advisor, we seek to leverage our relationship with EIG and its global sourcing and origination platform to directly source investment opportunities across the Energy industry. Such investments are typically originated and structured through a negotiated process in which we directly participate and which are not generally available to a broader market. We believe these investments may offer higher returns and more favorable protections than broadly syndicated transactions. These investments may include both debt and equity components. As of June 30, 2018, we had sourced 71% of our then-existing portfolio through this distribution channel, and we intend to increase this to 90% of our portfolio.

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Broadly Syndicated Loan and Bond Transactions:  In certain circumstances, we will also invest in the broadly syndicated loan and high yield bond markets. Broadly syndicated loans and bonds complement our less liquid strategies. As of June 30, 2018, we had sourced 29% of our then-existing portfolio through this distribution channel, but we intend to decrease this to approximately 10% of our portfolio.

In the case of broadly syndicated investments, we intend to capitalize on market inefficiencies by investing in loans, bonds, and other asset classes where the market price of such investment reflects a lower value than we believe is warranted based on our fundamental analysis, providing us with an opportunity to earn an attractive return on our investment.

Key credit highlights

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Supported by EIG's successful investment track record

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  EIG has a 36-year track record of investing. EIG focuses on protecting downside risk, as evidenced by strong recovery rates in work-out scenarios.

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Structured institutional portfolio with a broad mix across energy and infrastructure sectors provides significant downside protection

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  Many of FSEP's portfolio investments have strong loan-to-value ratings, which provide significant collateral cushion to potential investors. FSEP's investments are well diversified across energy and infrastructure sectors providing resiliency.

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Economic structure aligns investment advisors with investors

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  FS and EIG, through their equity interest in FS/EIG Advisor, are incentivized to focus on investment performance given the management and incentive fee structure.

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Scaled Platform

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  FSEP's $3.4 billion portfolio compliments EIG's $18.9 billion platform to become a leader in the energy space. Together, FS and EIG manage more than $40 billion in assets and have 94 investment professionals between both firms.

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Conservative leverage profile

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  FSEP has a strong track record of managing its liability structure conservatively and through cycles, targeting conservative leverage (debt to equity) at 0.50x with a range between 0.50-0.65x over time. Quarterly redemptions are capped at dividend reinvestment to eliminate redemption risk.

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Attractive opportunity set

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  EIG's platform scale and expertise allow it to be viewed as a solution provider and obtain favorable terms. The Company is focused on seeking structured risk protection by investing in more senior instruments with strong covenant packages designed to protect FSEP. We believe that EIG's extensive sourcing capability should allow for expansion of investment opportunities and diversification of the existing portfolio.

Recent developments

Since the commencement of FS/EIG Advisor's role as the Company's investment adviser on April 9, 2018, FSEP has selectively exited 28 investments representing $580 million in sale proceeds. FSEP has also strategically moved the portfolio towards directly originated investments that are diversified across the upstream, midstream, power/renewables, and infrastructure energy sectors.

* * *

(i)
Provided for illustrative purposes only to demonstrate performance of a certain index over the same time period in which each fund held, or as applicable, continues to hold, its portfolio investments using the modified public market equivalent, or mPME, methodology, which seeks to measure how an investment in a private fund would have performed in a public market index. The mPME methodology is a proprietary private-to-public comparison, developed by Cambridge Associates, that evaluates what returns would have been achieved had the dollars invested in private investments been invested in public markets instead.

As described by Cambridge Associates, the mPME methodology is a virtual replication of private investment cash flows invested under public market conditions. Private investment contributions are invested "on paper" in a chosen public market index and distributions are taken out in the same proportion as in the private investment. With each distribution, mPME "sells" the same proportion of the dollar value of shares owned by the public market equivalent as the private investment sells in private shares. The mPME methodology is uniquely designed to consistently quantify private versus public value-added across funds, strategies and portfolios, with a minimum of external assumptions and fixes or adjustments. The only external input required is the choice of a public index for comparison. The mPME methodology is also designed to avoid the "negative NAV" issue (situations in which private distributions exceed the public vehicle's available net asset value) which can be a problem with some alternative methods. According to Cobalt (as defined below), to avoid the "negative NAV" issue, the mPME methodology uses a scaling factor that changes at each distribution date. The scaling factor determines how large the distribution is in comparison to a fund's net asset value ("NAV") at a given point in time (fund distribution / fund distribution + fund NAV). The mPME methodology then simulates a hypothetical market NAV built on top of the fund's contributions and the scaled distributions. The calculation requires historic fund NAVs to calculate, which means it can only be used on quarterly cash flows and disregards size and timing of mid-reporting cash flows. This summary is provided for informational purposes only. Each prospective investor should consult its own attorney, business adviser, and tax adviser concerning the information contained herein, including the mPME methodology. Information on Cobalt and the mPME methodology is available at www.cobaltgp.com and www.cambridgeassociates.com.

The above analysis includes only four of EIG's recent mezzanine debt and structured equity funds and secured direct lending funds, and is therefore not representative of EIG's entire historical track record.

The above analysis is neither a guarantee nor a prediction of future performance. There is no guarantee that the same or similar portfolio returns will be achieved by the Company. Investors should not assume that the Company's future performance will be profitable, will equal the performance results reflected, or will equal any corresponding index.

(ii)
The weighted average Net IRR calculation is an average of the Net IRR of each fully realized fund with each fund weighted by its committed capital. This does not represent the aggregate Net IRR that an investor would have experienced by making an investment in each of these funds.

Net IRR is based upon investor contributions and distributions, and takes into account performance fees, carried interest, management fees and other expenses that were incurred by the funds. Certain EIG-managed funds had different fee and carried interest structures from the structure the Company has. For funds comprising multiple investment vehicles or funds for which investors are subject to different management fee or carried interest rates, the Net IRR is based on a representative vehicle that made all the relevant fund investments using the standard fund investment guidelines and the standard fee and expense structure for the relevant fund. The Net IRRs of other investors or of other vehicles in the same fund group may vary.

(iii)
Each Index Net IRR is calculated by CobaltGP ("Cobalt") using the mPME methodology and has not been verified by EIG. Cobalt is an online benchmarking and data analysis platform recently launched by Bison (a Boston-based technology company) and Hamilton Lane. Cobalt reports the results of the mPME comparison methodology which is developed and calculated by Cambridge Associates. The calculations contained in the above analysis are generated by Cobalt based on information provided by EIG and have not been reviewed by Cobalt and do not constitute an endorsement, representation or opinion by Cobalt.

The performance of each index is not correlative to the performance of fund investments because there are numerous risks and other considerations applicable to fund investments that may not be applicable to investing in public market indices. Each index may have a materially different risk profile to that of each respective fund. In addition, the indices are not managed and do not reflect the deduction of management fees. Each index may be more or less volatile than each respective fund. The above analysis depicts performance of the S&P 500 E&P Sub-index, the US High Yield ("HY") Energy Index, and the Alerian Index. These public market indices depict historical daily price and were selected based on their industry focus and seek to provide a public market equivalent of the applicable fund's primary sector components. It should not be assumed that any of the applicable fund's holdings currently or in the future correspond directly to any of the above indices.

(iv)
Outperformance reflects the difference between Fund Net IRR and Index Net IRR. The selection of indices may impact the outperformance measured.

The Company has participated in the following transactions directly originated by EIG.

EIG Directly Originated Transactions(1)

Company	Sector	Type	Original cost(2) ($mm)	Average LTV attachment rate (%)(3)	Average LTV detachment rate (%)(3)

NuStar	Midstream	Preferred Equity	$145	47%	68%
Aethon	Upstream	Senior Secured Loans—2nd Lien	126	8%	32%
USA Compression Partners(4)	Midstream	Preferred Equity / Warrants	79	44%	60%
Segreto Power	Power	Preferred Equity	69	55%	90%
Kraken Oil & Gas	Upstream	Senior Secured Loans—1st Lien	60	—%	20%
Great Western Petroleum	Upstream	Subordinated Debt / Preferred Equity	49	29%	44%
Fortis	Upstream	Senior Secured Loans—1st Lien	46	—%	9%
Permian Production Partners	Upstream	Senior Secured Loans—1st Lien	39	—%	51%
NNE	Upstream	Senior Secured Loans—1st Lien	35	—%	59%
SilverBow Resources	Upstream	Senior Secured Loans—2nd Lien	19	9%	44%
Felix Investments	Upstream	Senior Secured Loans—1st Lien	6	—%	20%
ARB Midstream	Midstream	Senior Secured Loans—1st Lien	5	—%	31%
Rosehill	Upstream	Senior Secured Loans—2nd Lien / Preferred Equity	4	17%	39%
New Age	Upstream	Senior Secured Loans—1st Lien / Common Equity	2	0%	26%
Bioenergy Infrastructure	Power	Senior Secured Loans—1st Lien	2	—%	38%
15 companies			$685	24%	50%
Total portfolio			$3,868	15%	53%

As of June 30, 2018.

(1)   Includes transactions prior to FS/EIG Advisor formation.

(2)   Original cost, including unfunded amounts.

(3)   Attachment point defined as our estimate of capital that is senior to the referenced security, expressed as a percentage of total capitalization; Detachment point defined as our estimate of capital that is senior to and including the referenced security, expressed as a percentage of total capitalization.

(4)   Assumes attachment and detachment of common equity of the warrants.

EIG's investment process is characterized by a focus on seeking downside protection. The following chart provides a summary of the default rates and EIG's recovery rates with respect to its debt investments, in each case as of March 31, 2018.

Summary of default & recovery rates as of March 31, 2018(1)	Energy fund series since platform inception in 1982	Direct lending since platform inception in 2001	Combined since EIG inception in 1982

Total Number of Debt Investments	188	95	283
Capital Deployed in Debt Investments	$12.0bn	$4.3bn	$16.2bn
Annual Default Rate(2)	0.65%	0.49%	0.54%
Recovery Rate(3)	111.1%	82.9%	104.0%

Note: Historical performance indications and financial market scenarios are not reliable indicators of current or future performance. Past performance is not a guarantee of future results.

(1)   Since inception, 283 debt investments were made, comprising $16.2 billion. Only debt investments are included. The debt investments made by EIG funds may not necessarily be representative of the types of investments that FSEP will seek to make. Since inception, 51 investments defaulted, comprising an aggregate of ~$3.2 billion of deployed capital. EIG has made other types of investments, and may make other types of investments going forward, which can be expected to perform, or have performed, differently than those debt investments used in calculating the information presented above, including potentially increased incidence or risk of loss. All investments include degrees of risk and may be subject to loss, including loss of principal.

(2)   Annual default rate is calculated as cumulative default rate divided by the Maximum Number of Years Since Default. Default is defined as a payment default, a material covenant default or a significant restructuring of the original terms of an investment. Since their respective inception, the energy fund series, the direct lending platform and the combined platform have a cumulative default rate of 23.5%, 8.3%, and 19.6%, respectively. Cumulative default rate is calculated by dividing the sum of total defaults (the principal balances of the defaulted investments at the time the defaults occurred) by Total Capital Deployed in debt investments in the energy fund series and direct lending over the last 36 years and 17 years, respectively.

(3)   EIG's Recovery Rate is calculated by dividing the aggregate amount of funds received in relation to the investment after the occurrence of the default by the principal outstanding at the time of default. Investments that have defaulted but in which the ultimate recovery is not yet known ("unrealized investments") are excluded from the recovery rate calculation (7 energy fund series investments totaling $1.7 billion outstanding at time of restructuring have been excluded, out of a total of 51 investments totaling approximately $3.2 billion outstanding at time of restructuring).

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  Exhibit 99.1
Overview
EIG's Recent Historical Track Record Modified Public Market Equivalent ("mPME") Analysis of Select Metricsi
EIG'S INVESTMENT PLATFORM
EIG Directly Originated Transactions(1)